EXHIBIT 1.2
                                                                     -----------

                             SECURITIES ACT (Quebec)

                 REPORT UNDER SECTION 189.1.3 OF THE REGULATIONS
                    PURSUANT TO SECTION 147.21(2) OF THE ACT

1.       NAME AND ADDRESS OF THE OFFEREE COMPANY:

         The Descartes Systems Group Inc. ("Descartes")
         120 Randall Drive
         Waterloo, Ontario    N2V 1C6

2.       NAME AND ADDRESS OF THE OFFEROR:

         Issuer Bid - see question 1.

3.       THE DESIGNATION OF THE SECURITIES THAT ARE SUBJECT TO THE BID:

         The Common Shares (the "Shares") of Descartes are the subject of the bid and their CUSIP number is 249906108.

4.       THE DATE OF THE BID:

         The bid will commence on June 3, 2003 and will expire at 5:00 p.m. (Toronto time) of July 11, 2003, or on such later date and time as extended by Descartes.

5. THE MAXIMUM NUMBER OF SECURITIES OF THE CLASS SUBJECT TO THE BID WHICH ARE SOUGHT BY THE OFFEROR:

         The maximum number of Shares sought by Descartes is 11,578,000, being approximately 22.2% of the 52,231,711 Shares issued and outstanding on May 30, 2003.

6.       THE VALUE, IN CANADIAN DOLLARS, OF THE CONSIDERATION OFFERED PER
         SECURITY:

         The value of the consideration offered per Share will be determined pursuant to a procedure known as a "Modified Dutch Auction" which will allow shareholders of Descartes to deposit shares at a price within the range of not more than $3.85 per Share and not less than $3.00 per Share. The actual purchase price that will be paid by Descartes will be the price per Share that will result in Descartes repurchasing not more than 11,578,000 Shares. Shareholders of Descartes who will deposit their Shares at prices equal to or lower than the purchase price will receive the purchase price. All Shares deposited at a higher price will be returned to shareholders of Descartes.

7. THE FEE PAYABLE IN RESPECT OF THE BID, AS CALCULATED UNDER SECTION 271.4(1):

         Cdn.$1894.45

         DATED: June 3, 2003.

                                                THE DESCARTES SYSTEMS GROUP INC.


                                                By: /s/ Colley Clarke
                                                   -----------------------------
                                                     Colley Clarke
                                                     Chief Financial Officer